                                                                    EXHIBIT 4.2


NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND NEITHER MAY BE SOLD OR OTHERWISE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) THE COMPANY SHALL HAVE RECEIVED A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

                       FORM OF PROVIDENTIAL HOLDINGS, INC.

                         SERIES 1 BRIDGE FINANCING NOTE

No. S1BFN-__                       $___,000.00                    March 28, 2000

         PROVIDENTIAL HOLDINGS, INC., a Nevada corporation (such corporation, or any successor permitted hereunder, the "Company"), for value received, hereby promises to pay to [HOLDER NAME], a [resident of the State of] ______ [corporation] [limited liability company] or any subsequent holder hereof (such holders, assignees, or any registered assignees, the "Holders"), the principal sum of ___ THOUSAND DOLLARS (US $____,000.00), and to pay interest on such principal sum, at the rate of eight percent (8%) per annum (the "Note Rate") from the Original Issue Date (as defined below) until the one hundred twentieth (120th) day after the Original Issue Date (the "Maturity Date") and at the rate of twelve percent (12%) per annum (the "Default Rate") after the Maturity Date until payment of all principal, premium, and accrued and unpaid interest has been paid in full. Interest shall be payable on the Maturity Date. All such interest shall be computed on the basis of the actual number of days elapsed during any interest period in a year of 360 days. The date on which this Series 1 Bridge Note shall have first been issued is referred to herein as the "Original Issue Date."

         SECTION 1. DESCRIPTION. This Series 1 Bridge Note is one of a series of Series 1 Bridge Financing Notes that have been authorized by the Company (the "Series 1 Bridge Notes") and are alike except for principal amount and issue date, and are in registered form. This Series 1 Bridge Note is convertible, into shares of the Company's common stock, $.04 par value (the "Common Stock"), as provided herein, and, effective upon any such conversion, the Common Stock so issued shall be subject to all terms and conditions and shall enjoy all rights, privileges, and preferences applicable to such Common Stock under the Company's Certificate of Incorporation (the "Certificate of Incorporation"). The Common Stock issuable upon conversion of this Series 1 Bridge Note (the "Conversion Shares") are entitled to registration rights pursuant to a Registration Rights Agreement between Holder, the Company, and certain other signatures thereto dated March 27, 2000 (the

"Registration Rights Agreement"). This Series 1 Bridge Note is secured by certain collateral of the Company having a value of approximately 200% of the aggregate principal amount of all of the Series 1 Bridge Notes issued pursuant to the terms of (i) a Series 1 Bridge Note Purchase and Security Agreement dated as of March 28, 2000 (the "Purchase Agreement"), and is otherwise entitled to all of the rights and benefits thereunder.

         SECTION 2. OFFICE FOR REGISTRATION AND CONVERSION. The Company shall maintain an office where this Series 1 Bridge Note shall be surrendered or presented for registration of transfers or exchanges and conversions. This office will initially be located at the offices of the Company at 8700 Warner Avenue, Fountain Valley, California 92708. The Company shall keep a register of the Series 1 Bridge Notes and of their transfer and exchange, including the names and addresses of Holders of the Series 1 Bridge Notes. Holder shall give the Company notice of any change in Holder's address to the office indicated in this Section 2. Upon two (2) Business Days written request, the Company shall permit Holder or its duly authorized representatives to inspect such register. Upon written notice to Holder, the Company may change the address of the office to be maintained by the Company pursuant to this Section 2 or appoint one or more co-registrars, stock registrars, paying agents, or conversion agents to assist the Company in performing its functions under the Series 1 Bridge Notes.

         SECTION 3. REDEMPTION.

         (a) VOLUNTARY REDEMPTION ON THE MATURITY DATE. If (i) this Series 1 Bridge Note is outstanding on the Maturity Date and (ii) on the Maturity Date a registration statement (a "Registration Statement") under the Securities Act of 1933 (the "Securities Act") is effective covering the resale by Holder of all of the Conversion Shares, the Company may, at its option, redeem the then outstanding principal amount of this Series 1 Bridge Note by payment of the Maturity Date Redemption Price (as defined below) by conversion of this Series 1 Bridge Note into Common Stock in the manner contemplated by Section 3(d). To effect a redemption pursuant to this Section 3(a), the Company shall give notice to Holder, on the Maturity Date, which notice shall state that the Company has elected to pay the redemption price by conversion of this Series 1 Bridge Note into Common Stock. Within two (2) Business Days of the date of such notice, the Company shall tender to Holder, as specified in the Company's notice, Conversion Shares (in the manner contemplated by Section 3(d) ). The "Maturity Date Redemption Price" shall be equal to 120.0% of the then outstanding principal amount of this Series 1 Bridge Note plus accrued and unpaid interest thereon at the Note Rate through and including the Maturity Date and at the Default Rate after the Maturity Date through and including the date the payment is disbursed (whether by issuance of Conversion Shares or a payment in cash).

         (b) VOLUNTARY REDEMPTION AT THE OPTION OF HOLDER AFTER THE MATURITY DATE. If on the Maturity Date a Registration Statement is not effective with respect to the Conversion Shares, Holder may, at any time and from time to time after the Maturity Date, make demand to the Company to redeem, all or any part of the then outstanding principal under this Series 1 Bridge Note at a price equal to Maturity Date Redemption Price. Such demand shall specify Holder's election to accept payment of the redemption price in cash or by conversion of this Series 1 Bridge Note into Common Stock, in the manner contemplated by Section 3(d). Within two (2) Business Days of the date of such notice, the Company shall tender to Holder, as specified in Holder's notice, either (A) cash or (B) Conversion Shares (in the manner contemplated by Section 3(d)). The date of any redemption under either paragraph (a) or (b) above shall be referred to as a "Redemption Date."

         (c) VOLUNTARY REDEMPTION BY THE COMPANY. At any time from and after the Original Issue Date, the Company may, at its option, redeem all or a portion of this Series 1 Bridge Note for cash, at the redemption price set forth in subparagraph (i), below, plus accrued and unpaid interest on such redeemed amount through and including the Voluntary Redemption Date, as such term is defined below (such redemption being the "Voluntary Redemption"), under and in accordance with the following terms and procedures:

                  (i) The Company at its option prior to the Maturity Date may redeem this Series 1 Bridge Note at the Redemption Price set forth below plus all accrued and unpaid interest on the principal amount through and including the Voluntary Redemption Date (the "Voluntary Redemption Price") as of a Voluntary Redemption Date:

                  REDEMPTION DATE                                                   REDEMPTION PRICE

                  Original Issue Date through and including the 60th day after      105.0%
                  the Original Issue Date

                  61st day after the Original Issue Date through and including      110.0%
                  the 120th day after the Original Issue Date

                  121st day after the Original Issue Date through and including     115.0%
                  the 180th day after the Original Issue Date

                  181st day after the Original Issue Date through and including     120.0%
                  the date of redemption or conversion

                  (ii) At least ten (10) days before a Voluntary Redemption, the Company shall mail a notice of redemption to Holder, stating (A) the redemption date, which shall be a business day in New York, New York (the "Voluntary Redemption Date"), (B) the aggregate principal amount of this Series 1 Bridge Note to be redeemed, (C) the Voluntary Redemption Price, and (D) the name and address of the Person to whom this Series 1 Bridge Note must be presented to receive payment if required pursuant to subparagraph (iv) below. Once notice of redemption is mailed and the Company shall have complied with subparagraph (iii) below, the Voluntary Redemption Price shall become due and payable on the Voluntary Redemption Date.

                  (iii) On or before the third (3rd) day prior to the Voluntary Redemption Date, the Company shall deposit into a bank trust account for the benefit of Holder of this Series 1 Bridge Note money sufficient to pay the Redemption Price and all accrued and unpaid interest.

                  (iv) The Company may, at its option, require as a condition to the receipt of a payment pursuant to this Section 3(c) that Holder present the Series 1 Bridge Notes to the bank specified in subparagraph (ii) above for surrender.

                  (v) Notwithstanding anything to the contrary contained herein, if the Company delivers a notice to effect a Voluntary Redemption of this Series 1 Bridge Note on or after the 181st day after the Original Issue Date, Holder, upon notice delivered to the Company within five days after receipt of the Company's notice of Voluntary Redemption, may elect for the Voluntary Redemption Price to be paid in Common Stock in the manner contemplated by Section 3(d).

         (d)      CONVERSION INTO COMMON STOCK IN LIEU OF PAYMENTS.

                  (i) In lieu of making payment of the Maturity Date Redemption Price in cash to Holder pursuant to Section 3(a), the Company may elect to pay all or part of such amount in Conversion Shares, under the terms of Section 3(f) and Section 6.

                  (ii) In lieu of receiving payment of the Maturity Date Redemption Price pursuant to Section 3(b) or the Voluntary Redemption Price pursuant to Section 3(c)(v) in cash, Holder may elect to require the Company to pay all or part of such amount in Conversion Shares, under the terms of Section 3(f) and Section 6.

                  (iii) Upon issuance of any shares of Common Stock to Holder upon redemption of this Series 1 Bridge Note in lieu of cash or upon conversion, Holder shall be entitled to receive Repricing Warrants in accordance with the Repricing Warrant attached hereto as Attachment 1.

         (e) AUTOMATIC CONVERSION INTO COMMON STOCK. If (i) this Series 1 Bridge Note is outstanding on the second anniversary of the Original Issue Date (the "Second Anniversary Date") and (ii) on the Second Anniversary Date either
(A) a Registration Statement under the Securities Act is effective covering the resale by Holder of all of the Conversion Shares or (B) all the Conversion Shares can be resold by Holder without registration under Rule 144(k) under the Securities Act, the Company shall redeem the then outstanding principal amount of this Series 1 Bridge Note at a price equal to the Maturity Date Redemption Price, by conversion (an "Automatic Conversion") of this Series 1 Bridge Note into Common Stock in the manner contemplated by Section 3(d). The Company shall deliver the Conversion Shares to Holder within two (2) Business Days of the Second Anniversary Date (in the manner contemplated by Section 3(f) and Section 6.

         (f) NUMBER OF SHARES ISSUABLE UPON CONVERSION IN LIEU OF PAYMENTS. The number of shares of Common Stock (rounded up to the nearest whole number) issuable in payment of the Mandatory Redemption Price, the Voluntary Redemption Price or upon Automatic Conversion shall be equal to the quotient of the Mandatory Redemption Price or the Voluntary Redemption Price (as the case may be) divided by $2.40 (the "Conversion Price").

         SECTION 4. METHOD OF PAYMENT.

         (a) Interest accruing through and including the Maturity Date shall be computed at the Note Rate. Interest accruing after the Maturity date shall be computed at the Default Rate. Accrued and unpaid interest shall be due and payable at the time the principal and premium of this Series 1 Bridge Note is paid. All such interest shall be computed on the basis of the actual number of days elapsed during any interest period in a year of 360 days. Interest shall begin to accrue on the Original Issue Date.

         (b) The Company shall pay interest and principal on this Series 1 Bridge Note (except defaulted interest) to the Person who is the registered Holder of this Series 1 Bridge Note on the day on which the interest or principal payment is due.

         (c) The Company shall pay interest by check payable in money of the United States of America that at the time of payment is legal tender for public and private debts. Payments of interest shall be mailed to Holder's address shown in the register maintained pursuant to Section 2; provided, however, that with respect to the final payment of principal and accrued and unpaid interest necessary to pay this Series 1 Bridge Note in full, to receive such payment Holder must surrender this Series 1 Bridge Note for cancellation to the Company or to a paying agent appointed by the Company. Principal and interest shall be considered paid on the date due, and no interest shall accrue thereafter, if there is on deposit on that date, in a bank trust account for the benefit of Holder of this Series 1 Bridge Note, money sufficient to pay the Redemption Price and all accrued and unpaid interest due under this Series 1 Bridge Note.

         SECTION 5. CONVERSION PRICE AND ADJUSTMENTS.

         (a) At anytime after the Maturity Date, Holder may convert all or any portion of the Redemption Price and accrued and unpaid interest due on this Series 1 Bridge Note into shares of Common Stock.

         (b) If Holder elects to convert less than the full Redemption Price of this Series 1 Bridge Note, such conversion shall be permitted only in one hundred (100) share increments unless the Company has given its contemporaneous consent to conversion of an odd lot. The provisions hereof that apply to conversion of the entire Redemption Price of this Series 1 Bridge Note shall also apply to conversion of a portion of the Redemption Price. Upon surrender of the Series 1 Bridge Note for conversion in part, the Company shall issue new Series 1 Bridge Notes in substantially the same form as this Series 1 Bridge Note, except that the principal amount shall be reduced by the principal amount so converted (exclusive of the redemption premium).

         (c) The number of shares of Common Stock issuable upon conversion of this Series 1 Bridge Note is equal to the quotient of the Redemption Price of this Series 1 Bridge Note being converted divided by Conversion Price. Fractional shares will not be issued. In lieu of any fraction of a share, the Company shall deliver its check for the dollar amount of the less than full share remainder. Accrued and unpaid interest shall be included in computing the number of Conversion Shares issuable upon conversion of this Series 1 Bridge Note. Interest shall cease to accrue on that portion of the Redemption Price converted from and after the Conversion Date.

         SECTION 6. PROCEDURES FOR CONVERSION, AND ISSUANCE OF CONVERSION
SHARES.

         (a) HOLDERS' DELIVERY REQUIREMENTS. To convert this Series 1 Bridge Note into Common Stock pursuant to the provisions of Section 5, Holder shall (A) deliver or transmit by facsimile, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice") to the Company or its designated Transfer Agent, and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original Series 1 Bridge Note being converted (or an indemnification undertaking with respect to such shares in the case of the loss, theft, or destruction of the Series 1 Bridge Note) and the originally executed Conversion Notice. The date the Company receives the Conversion Note and this Series 1 Bridge Note is hereinafter referred to as, the "Conversion Date."

         (b) COMPANY'S RESPONSE. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via Facsimile, a confirmation of receipt of such Conversion Notice to Holder. Upon receipt by the Company or the Transfer Agent of the Series 1 Bridge Note to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, within two (2) Business Days following the date of receipt, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of Holder or its designee, for the number of shares of Common Stock to which Holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which such Holder shall be entitled to Holder's or its designee's balance account at The Depository Trust Company.

         (c) RECORD HOLDER. The Person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Series 1 Bridge Note shall be treated for all purposes as the "Record Holder" or Holder of such shares of Common Stock on the Conversion Date.

         (d) COMPANY'S FAILURE TO TIMELY CONVERT. If the Company shall fail to issue to Holder a certificate for the number of shares of Common Stock to which each Holder is entitled upon Holder's conversion of this Series 1 Bridge Note within four (4) Business Days following (i) the date of receipt by the Company of a Conversion Notice in the event of a voluntary conversion by Holder or (ii) the occurrence of an event requiring conversion (a "Conversion Event"), including without limitation, a mandatory redemption required by Section 3(a) or an automatic conversion required by Section 3(e), then, in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement between the Company and the initial Holder of this Series 1 Bridge Note (including indemnification pursuant to Section 7.18 thereof), the Company shall pay as additional damages to Holder on each day after the date of receipt by the Company for the Conversion Notice or the date of the Conversion Event until the Conversion Shares are received by Holder, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to Holder and to which Holder is entitled multiplied by (B) the Closing Bid Price of the Common Stock on the Business Day following the date of receipt by the Company of the Conversion Notice or the date of the Conversion Event. The foregoing notwithstanding, Holder at its option may withdraw a Conversion Notice, and remain a holder of this Series 1 Bridge Note, if Holder has otherwise complied with this Section 6.

         (e) ADJUSTMENTS TO CONVERSION PRICE. If any adjustment to the Conversion Price to be made pursuant to Section 7 becomes effective immediately after a record date for an event as therein described, and conversion occurs prior to such event but after the record date, the Company may defer issuing, delivering, or paying to Holder any additional shares of Common Stock or check for any cash remainder required by reason of such adjustment until the occurrence of such event; provided, however, that the Company delivers to Holder a due bill or other appropriate instrument evidencing Holders' right to receive such additional shares or check upon the occurrence of the event giving rise to the adjustment.

         (f) RESERVATION OF CONVERSION SHARES. Until such time as this Series 1 Bridge Note has been fully redeemed, the Company shall reserve out of its authorized but unissued Common Stock enough shares of Common Stock to permit the conversion of the entire Redemption Price and all accrued and unpaid interest due on this Series 1 Bridge Note at any time. All shares of Common Stock issued upon conversion of this Series 1 Bridge Note shall be fully paid and nonassessable. The Company covenants that if any shares of Common Stock, required to be reserved for purposes of conversion of this Series 1 Bridge Note hereunder, require registration with or approval of any governmental authority under any federal or state law or listing upon any national securities exchange before such shares may be issued upon conversion, the Company shall in good faith, as expeditiously as possible, endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

         SECTION 7. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

         (a) In the event the Company is a party to a consolidation, share exchange, or merger, or the sale of all or substantially all of the assets of the Company to, any person, or in the case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation, and in which there is a reclassification or change of the shares of Common Stock of the Company, this Series 1 Bridge Note shall after such consolidation, share exchange, merger, or sale be exercisable for the kind and number of securities or amount and kind of property of the Company or the corporation or other entity resulting from such share exchange, merger, or consolidation, or to which such sale shall be made, as the case may be (the "Successor Company"), to which a holder of the number of shares of Common Stock deliverable upon the conversion (immediately prior to the time of such consolidation, share exchange, merger, or sale) of this Series 1 Bridge Note Series 1 Bridge Note would have been entitled upon such consolidation, share exchange, merger, or sale; and in any such case appropriate adjustments shall be made in the application of the provisions set forth herein with respect to the rights and interests of the registered Holder, such that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to the number and kind of securities or the type and amount of property thereafter deliverable upon the exercise of this Series 1 Bridge Note. The above provisions shall similarly apply to successive consolidations, share exchanges, mergers, and sales. Any adjustment required by this Section 7(a) because of a consolidation, share exchange, merger, or sale shall be set forth in an undertaking delivered to the registered Holder and executed by the Successor Company which provides that Holder shall have the right upon conversion of this Series 1 Bridge Note to receive the kind and number of securities or amount and kind of property of the Successor Company or to which the holder of a number of shares of Common Stock deliverable upon conversion (immediately prior to the time of such consolidation, share exchange, merger, or sale) of this Series 1 Bridge Note would have been entitled upon such consolidation, share exchange, merger, or sale.

         (b) In the event the Company should at any time, or from time to time after the Original Issue Date, fix a record date for the effectuation of a stock split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, or securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon exercise or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split, or subdivision if no record date is fixed), the number of shares of Common Stock issuable upon conversion hereof shall be proportionately increased by the same proportion as the increase in the number of outstanding Common Stock Equivalents of the Company resulting from the dividend, distribution, split, or subdivision. Notwithstanding the preceding sentence, no adjustment shall be made to decrease the Conversion Price below $.04 per share.

         (c) In the event the Company should at any time or from time to time after the Original Issue Date, fix a record date for the effectuation of a reverse stock split, or a transaction having a similar effect on the number of outstanding shares of Common Stock of the Company, then, as of such record date (or the date of such reverse stock split or similar transaction if no record date is fixed), the number of shares of Common Stock issuable upon the conversion hereof shall be proportionately decreased by the same proportion as the decrease of the number of outstanding Common Stock Equivalents resulting from the reverse stock split or similar transaction.

         (d) In the event the Company should at any time or from time to time after the Original Issue Date, fix a record date for a reclassification of its Common Stock, then, as of such record date (or the date of the reclassification if no record date is set), this Series 1 Bridge Note shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such reclassification to a holder of a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion hereof immediately prior to such reclassification.

         (e) The Company will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, issue, or sale of securities, sale of assets or any other voluntary action, void or seek to avoid the observance or performance of any of the terms of the Series 1 Bridge Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company
(x) will not create a par value of any share of stock receivable upon the exercise of the Series 1 Bridge Note above the amount payable therefor upon such exercise, and (y) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon the exercise of the Series 1 Bridge Note.

SECTION 8. NOTICES. The Company shall give the following notices at the times specified:

         (a) Immediately upon any adjustment of the Conversion Price, the Company will give notice thereof to Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Company will give notice to Holder, at least twenty (20) days prior to the date on which the Company closes its books or takes a record
(i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to Holder of Common Stock, or
(iii) for determining rights to vote with respect to any dissolution, or liquidation or with respect to any of the events specified in Section 7(a)

         (c) The Company will also give written notice to Holder at least twenty (20) days prior to the date on which any of the events specified in
Section 7(a) or any dissolution, or liquidation will take place.

         SECTION 9. SUCCESSORS TO THE COMPANY. The Company shall not consolidate or merge with or into, or sell all or substantially all of its assets to, any Person unless: (i) the Person is a corporation; (ii) such Person executes, and mails to Holder a copy of, an instrument by which such Person or an affiliate assumes the due and punctual payment of the principal of and interest on this Series 1 Bridge Note and the performance and observance of all the obligations of the Company under this Series1 Bridge Note; and (iii) immediately after giving effect to the transaction, no Event of Default or event which after notice or lapse of time or both would become an Event of Default shall have occurred. Upon compliance with this Section 9, the Successor Corporation shall succeed to and be substituted for the Company under this Series 1 Bridge Note with the same effect as if the Successor Corporation had been named as the Company herein. Nothing in this Series 1 Bridge Note shall prevent any consolidation or merger in which the Company is the surviving corporation, or any acquisition by the Company by purchase or otherwise of all or any part of the assets of any other Person, and no such consolidation, merger, or acquisition shall require compliance with this Section 9.

         SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

         (a)      As used herein, an "Event of Default" occurs if:

                  (i) the Company defaults in the payment of principal and/or interest when the same becomes due and payable.

                  (ii) the Company fails to comply with any other provision contained in this Series 1 Bridge Note, the Purchase Agreement, the Warrant, the Repricing Warrant, or the Registration Rights Agreement, and such failure is not cured within five (5) days after the Company receives written demand from Holder to remedy the same;

                  (iii) the Company defaults in any payment of principal of or interest on any Debt (excluding trade payables) in excess of $100,000 beyond any period of grace provided with respect thereto and the effect of such failure is to cause Holder of such Debt to accelerate the Debt such that such Debt becomes due prior to its stated maturity;

                  (iv) any representation or warranty made in writing by or on behalf of the Company in the Purchase Agreement, the Registration Rights Agreement or the Escrow Agreement or in any writing furnished in connection therewith or in connection with the transactions contemplated by the Purchase Agreement shall be false in any material respect on the date as of which made;

                  (v) the Company makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due;

                  (vi) any order or decree for relief in respect of the Company is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction;

                  (vii) the Company petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidation, or similar official of the Company, or of any substantial part of the assets of the Company, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Company under the Bankruptcy Law of any other jurisdiction;

                  (viii) any petition or application described in Section 10(a)(vi) above is filed, or any such proceedings are commenced, against the Company and the Company by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator, or similar official, or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for more than sixty (60) days;

                  (ix) any order, judgment, or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment, or decree remains unstayed and in effect for more than sixty (60) days; or

                  (x) a final judgment (not fully covered by insurance) in an amount in excess of $100,000 is rendered against the Company and, within ten (10) Business Days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within ten
         (10) days after the expiration of any such stay, such judgment is not discharged.

         (b) Upon the occurrence of an Event of Default described in subsection (vi), (vii), or (viii) of Section 10(a), the principal of and accrued interest on this Series 1 Bridge Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company. If any other Event of Default exists, Holder may, in addition to the exercise of any right, power, or remedy permitted to Holder by law, declare (by written notice or notices to the Company) the entire principal of and all interest accrued on this Series 1 Bridge Note to be due and payable, and this Series 1 Bridge Note shall thereupon become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Company. Upon such declaration, the Company will immediately pay to Holder of this Series 1 Bridge Note the then outstanding principal of and accrued and unpaid interest on the Series 1 Bridge Notes. If at any time after acceleration of the maturity of the Series 1 Bridge Notes, the Company shall pay all arrears of interest and all payments on account of principal which shall have become due other than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rate specified in the Series 1 Bridge Notes) and all Events of Default (other than nonpayment of principal of or interest on this Series 1 Bridge Note due and payable solely by virtue of acceleration) shall be remedied or waived by Holder by written notice to the Company may rescind and annul the acceleration and its consequences, but such action shall not affect any subsequent Event of Default or impair any right consequent thereon.

         (c) A delay or omission by Holder of this Series 1 Bridge Note in exercising any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or an acquiescence in the Event of Default.

         (d) If any Event of Default shall occur and be continuing, Holder of this Series 1 Bridge Note may proceed to protect and enforce their rights under this Agreement and this Series 1 Bridge Note by exercising such remedies as are available to such Holder either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

         SECTION 11. EXCHANGE, TRANSFER, REPLACEMENT OR CANCELLATION.

         (a) This Series 1 Bridge Note may be exchanged for an equal principal amount of Series 1 Bridge Notes in denominations of US$25,000.00 or in greater multiples of US$5,000.00 upon written request to the Company accompanied by surrender of this Series 1 Bridge Note to the Company or to an agent designated for that purpose. Any Series 1 Bridge Notes issued in exchange for this Series 1 Bridge Note shall be one of this Series 1 Bridge Note referred to in Section 1, and shall be entitled to all the rights thereof.

         (b) The Series 1 Bridge Notes may not be transferred except upon the conditions specified in this Section 11(b), which conditions are intended to insure compliance with the provisions of the Securities Act. Prior to any proposed transfer of this Series 1 Bridge Note Holder shall give written notice to the Company of the proposed disposition and shall furnish to the Company a statement of the circumstances surrounding the proposed disposition and an opinion of counsel reasonably satisfactory to the Company to the effect that (i) such disposition will not require registration of such securities under the Securities Act or qualification of such securities under the blue sky or state securities laws of any state in which such qualification would be required, or
(ii) appropriate action necessary for compliance with the Securities Act or the blue sky or securities laws of such states has been taken. Holder shall cause any proposed transferee of such securities to agree to take and hold such securities subject to the provisions and upon the conditions specified in this
Section 11. The Company or any co-registrar appointed by the Company may require Holder to furnish appropriate endorsements and/or transfer documents, including information regarding any proposed transferee's name, address and social security or taxpayer identification number, and to pay any issue or transfer taxes or fees as may be required by law. The registered Holder of this Series 1 Bridge Note may be treated as its owner for all purposes.

         (c) If Holder claims this Series 1 Bridge Note has been lost, destroyed, or wrongfully taken, the Company shall issue a replacement Series 1 Bridge Note upon (i) receipt of any indemnity bond or other assurance requested by the Company to protect it from any loss which it may suffer by reason of such replacement or subsequent presentment of the original Series 1 Bridge Note, and
(ii) payment of any expenses reasonably incurred by the Company in replacing the Series 1 Bridge Note.

         SECTION 12. AMENDMENTS AND WAIVERS. This Series 1 Bridge Note may, with the consent of the Company and Holder be amended or any provision thereof waived.

         SECTION 13. NOTICE. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Series 1 Bridge Note must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested, (c) three (3) days after being sent by U.S. certified mail, return receipt requested, or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:         Providential Holdings, Inc.
                                    8700 Warner Avenue
                                    Fountain Valley, California 92708
                                    Attention:  Chief Executive Officer
                                    Facsimile:   (714) 596-0252

If to Holder, to the registered address of Holder appearing on the books of the Company. Each party shall provide five (5) days prior written notice to the other party of any change in address, which change shall not be effective until actual receipt thereof

         SECTION 14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Series 1 Bridge Note or for any claim based on, in respect of or by reason of such obligations or their creation. Holder of this Series 1 Bridge Note by accepting this Series 1 Bridge Note waives and releases all such liability and such waiver and release are part of the consideration for the issue of the Series 1 Bridge Note.

         SECTION 15. GOVERNING LAW. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Series 1 Bridge Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Series 1 Bridge Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Series 1 Bridge Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         SECTION 16. DEFINITIONS. Capitalized terms used in this Series 1 Bridge Note but not otherwise define herein shall have the meanings assigned to such terms in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have caused this Series 1 Bridge Financing Note to be duly executed under seal as of day and year first above written.

                             COMPANY SIGNATURE PAGE
                                       TO
                         SERIES 1 BRIDGE FINANCING NOTE


                                         PROVIDENTIAL HOLDINGS, INC.


                                         By: /s/  Henry Fahman
                                             -----------------
                                         Henry Fahman
                                         President and Chief Executive Officer

ATTEST:

By: /s/  Tina Phan
    --------------
    Secretary/Assistant Secretary

                                                 [CORPORATE SEAL]

                                    EXHIBIT A
                                       TO
                                   BRIDGE NOTE

                                CONVERSION NOTICE

         Reference is made to terms and conditions of the Series 1 Bridge Note in the principal amount of $________ registered in the name of ____________________________________ {NAME OF HOLDER} (the "Bridge Note"). In
accordance with and pursuant to the terms of the Bridge Note, the undersigned hereby elects to convert $________ in principal amount of the Bridge Note into shares of Common Stock, $.04 par value per share (the "Common Stock"), of the Company, by tendering the original Bridge Note specified below as of the date specified below.

Date of Conversion:                               ______________________________

Principal Amount of Bridge Note to be converted:  ______________________________

Identification Number of Bridge Note:             ______________________________

PLEASE CONFIRM THE FOLLOWING INFORMATION:

Conversion Price:                                 ______________________________

Number of shares of Common Stock to
be issued:                                        ______________________________

Please issue the Common Stock into which the Bridge Notes are being converted in the following name and to the following address:

Issue to:      __________________________________________

               __________________________________________

               __________________________________________

               Facsimile Number:_________________________

Authorization: __________________________________________

                 By:_____________________________________
                 Title:__________________________________
                 Dated:__________________________________

If electronic book entry transfer, complete the following:
Account Number:__________________________________________
Transaction Code Number:_________________________________

                             COMPANY ACKNOWLEDGEMENT
                                       TO
                                CONVERSION NOTICE

ACKNOWLEDGED AND AGREED:

PROVIDENTIAL HOLDINGS, INC.


By:__________________________________________
      Name:
      Title:

Date: